HUMANA
VOLUNTARY RELEASE AND MUTUAL SEPARATION AGREEMENT

This Voluntary Release and Mutual Separation Agreement (“Agreement”) sets forth the understanding between you, Venkata Rajamannar Madabhushi, and Humana Inc. and its affiliates and subsidiaries (“Humana”) with respect to the mutual termination of your employment with Humana.  In consideration of your agreement to the terms set forth below and the mutual benefits to be derived hereunder, and conditional upon your execution of this Agreement within the time period set forth below, it is agreed:

Your last day of employment is March 1, 2012 (the “Termination Date”).

A. CONSIDERATION

1)  Vesting of Equity Awards:  Subject to Section A(3) below, the Stock Options and Restricted Stock granted to you on April 28, 2009, will vest on April 28, 2012, as provided for in the Humana Inc. Stock Option Agreement and the Humana Inc. Stock Option and Restricted Stock Agreement dated April 28, 2009, and shall not forfeit upon termination of your employment as provided for in those Agreements. You will have 90 days from April 28, 2012 to exercise those options scheduled to vest on April 28, 2012.  In no event may you exercise any vested options beyond their expiration date.

All Stock Options granted to you on February 18, 2010, and February 17, 2011, that are not vested as of the Termination Date will terminate on that date and all shares of Restricted Stock granted to you on February 17, 2011, that are not vested as of  the Termination Date will be forfeited on that date.

2)  Waiver of Non-Compete Agreement: Subject to Section A(3) below, Humana agrees that the Section entitled “Agreement Not to Compete,” in the Humana Inc. Stock Option and/or Restricted Stock Agreements, dated April 28, 2009, February 18, 2010, and February 17, 2011, and entered into by you and Humana (collectively “Stock Agreements”), is, subject to the following sentence, waived by Humana.   This waiver is effective for and limited to your employment with WellPoint, Inc., its subsidiaries or affiliates (“WellPoint”) only.

The section of the Stock Agreements entitled “Agreement Not to Solicit” shall remain in full force and effect.  The Confidentiality Agreement that you agreed to upon employment and affirmed each year thereafter shall also remain in full force and effect.

The provisions in numerical paragraphs one (1) and (2) listed above are hereafter collectively referred to as “Consideration.”

3)  Obtaining Consideration: The Consideration provided for in this Agreement, which you are otherwise not entitled to receive without executing this Agreement, is available only if you agree to, and abide by each of the terms of this Agreement and this Agreement is not revoked as permitted in this paragraph A(3).  You have up to and including twenty-one (21) days after your last date of employment in which to consider and execute this Agreement, however, it may be executed anytime within the twenty-one (21) day period.  In order to receive the Consideration, this executed Agreement must be postmarked no later than twenty-one (21) days after your last date of employment, if mailed, or hand-delivered to   Joan O. Lenahan, Vice President & Corporate Secretary, Humana Inc., 500 W. Main Street, 21st Floor, Louisville, Kentucky 40202, no later than twenty-one (21) days after your last date of employment.  You will have seven (7) days following your execution of this Agreement to revoke the Agreement (the “Revocation Period”).  Revocation must be in writing, clearly stating your intent to revoke the Agreement, addressed to the following Joan O. Lenahan, Vice President & Corporate Secretary, Humana Inc., 500 W. Main Street, 21st Floor, Louisville, Kentucky 40202.  The written revocation must be either hand delivered with a signature receipt by a Humana representative or sent certified or registered mail and, in either case, received by Humana prior to the end of Revocation Period.  Assuming that you do not revoke or cancel this Agreement prior to the end of the Revocation Period, this Agreement shall become fully effective at the end of Revocation Period and Humana shall provide the Consideration to you.  If you do not execute this Agreement within the twenty-one (21) day period or if you revoke the Agreement within the Revocation Period, the Stock Options granted to you on April 28, 2009, and which could vest as of April 28, 2012, as described herein, will terminate and Restricted Stock granted to you on April 28, 2009, and which could vest as of April 28, 2012, as described herein, will be forfeited.  Additionally, the Section entitled “Agreement Not to Compete,” in the Stock Agreements will remain in full force and effect as written in the Stock Agreements.

4)  Forfeiture of Consideration:  In addition to and without limiting  the recovery of damages and all other remedies available to Humana at law or equity , you agree that if you violate any provision of  the Sections of the Stock Agreements, entitled “Agreement Not to Compete” (to the extent such provision has not been waived pursuant to Section A(2) above) and “Agreement Not to Solicit”, or any provision of the Confidentiality Agreement:
(a)           any Stock Options granted to you on April 28, 2009, that are outstanding as of the date Humana notifies you of its intent to exercise its rights under this Section A(4) of the Agreement (the “Forfeiture Notice Date”), whether or not vested, will be forfeited for no consideration.
(b)           any Restricted Stock granted to you on April 28, 2009, that has not vested as of the Forfeiture Notice Date will be forfeited for no consideration.
(c)           with respect to any shares of Humana common stock (“Common Stock”) that you have acquired pursuant to the exercise of all or a portion of the Stock Options granted to you on April 28, 2009, and which vested as of April 28, 2012, as described herein, and which you no longer own as of the Forfeiture Notice Date, you shall pay to Humana an amount equal to either (i) if such shares were disposed of in an open market transaction, the proceeds you received from the disposition of such shares over the aggregate exercise price paid to acquire such shares, or (ii) if such shares were disposed of other than in an open market transaction, the aggregate fair market value of such shares as of the Forfeiture Notice Date; and
(d)           with respect to any shares of Common Stock that you have acquired pursuant to the exercise of all or a portion of the Stock Options granted to you on April 28, 2009, and which vested as of April 28, 2012, as described herein which you continue to own as of the Forfeiture Notice Date, you shall pay to Humana an amount equal to the difference between the aggregate fair market value of such shares on the Forfeiture Notice Date and the aggregate exercise price paid to acquire such shares; and
(e)           with respect to any shares of Restricted Stock granted to you on April 28, 2009, that have vested as of the Forfeiture Notice Date, you shall (i) with respect to any such shares that you continue to own as of the Forfeiture Notice Date, pay to Humana an amount equal to the aggregate fair market value of such shares on the Forfeiture Notice Date, and (ii) with respect to any such shares that you no longer own as of Forfeiture Notice Date, pay to Humana an amount equal to either (X) if such shares were disposed of in an open market transaction, the proceeds you received from the disposition of such shares, or (Y) if such shares were disposed of other than in an open market transaction, the aggregate fair market value of such Restricted Stock as of the Forfeiture Notice Date.

B.  GENERAL RELEASE OF CLAIMS

Release: The foregoing is in consideration of your agreement that the Consideration provided above is accepted in return for full and final release and settlement of any and all legal and equitable claims of any type relating to your employment or separation from employment which you have or may have against Humana or any of its officers, agents, or employees, as of the date of this Agreement, whether known or unknown.  You represent that you have not filed or otherwise initiated any complaints, claims, or charges with any local, state or federal court, agency or board, based on events occurring prior to and including the date you execute this Agreement.   You also waive any right to receive any compensation or benefit from any complaints, claims, or charges with any local, state or federal court, agency or board, or in any proceeding of any kind which may be brought against Humana as a result of such a charge or complaint.   This release includes, but is not limited to, any right, charge, claim, or claims, whether known or unknown, under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, and any and all claims under any other federal, state, or local statutory, administrative, constitutional, common law or other legal or equitable theory, including but not limited to, claims for wrongful discharge or breach of contract.

C.  ADDITIONAL AGREEMENTS/OBLIGATIONS

Other Compensation:  In addition to the Consideration, you will also receive the following:

1)	Compensation earned under your 2011 Management Incentive Plan, which will be paid to you on or before March 15, 2012;
2)	Pro-rated compensation earned under your 2012 Management Incentive Plan, which will be calculated according to the terms of the Plan and paid to you on or before March 15, 2013;
3)	Compensation representing accrued Paid Time Off, payable under Humana Policy;
4)	Compensation you are entitled to under Humana’s Retirement Equalization Plan, which will be paid to you within fourteen (14) days after September 1, 2012.
5)	The 401(k) balance you are entitled to receive under the terms of Humana’s 401(k) Plan.

Benefits: Any medical or dental coverage you have with Humana will terminate as of your termination date.  Thereafter, you will have COBRA continuation rights for dental or medical coverage.

Stock Agreement, Agreement Not to Solicit:  You understand and agree that the provisions of the Stock Agreements shall remain in force except as amended above in Sections A(1) and A(2) of this Agreement.  In all other respects, the Stock Agreements and their provisions remain in full force and effect, including but not limited to the Sections entitled “Agreement Not To Solicit.”  You further agree that any violation or threatened violation of the provision(s) of the Stock Agreements, including but not limited to the Sections entitled “Agreement Not To Solicit,” will result in irreparable injury to Humana, that the remedy at law for any violation or threatened violation of such provision(s) are inadequate and in the event of any such breach or threatened breach and Humana, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.  Without otherwise limiting the generality of the Agreement Not to Solicit, you specifically acknowledge that any interference by you, directly or indirectly, with Humana’s contracts or business relationships with any vendor or agency, including those who provide marketing and/or corporate communications services, will constitute a breach of the Agreement.  Additionally, you acknowledge that the existence of or terms of any contract or relationship with any such vendor or agency is Confidential Information within the scope of the confidentiality provision of this Agreement and the Confidentiality Agreement.

Ownership of Intellectual Property:  You agree and acknowledge that all work or work product that you created, developed, produced, utilized or assisted in the creation, development, production, or utilization of, including but not limited to work or work product you were involved in, observed or were exposed to in any way, while you were employed by Humana is the intellectual property of Humana, and as such, is owned by Humana and you have no interest or claim to said work or work product. Whenever requested to do so by Humana, you shall execute any and all applications, assignments or other instruments which Humana shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of Human and its affiliates in any such intellectual property.

Confidentiality and Covenant Not to Disclose:  You agree, acknowledge and understand that during or as a result of your employment with Humana,  you have been exposed to and have received non-public information relating to the confidential affairs of Humana and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Humana and its affiliates and other forms of information considered by Humana and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  You agree that the Confidential Information is owned by Humana and that you will not, directly or indirectly, disclose, share or divulge in any manner or in any way through any type of communication or medium, including but not limited to, verbal, electronic, written or auditory, any of said Confidential Information which is now known to you or which hereafter may become known to you as a result of your employment by Humana to any person, firm, corporation, private or public entity of any kind, or use or attempt to use such information in any way.  Additionally, all provisions of the Confidentiality Agreement also remain in full force and effect.

If you are requested or compelled to divulge Confidential Information under operation of law, governmental regulation(s) or investigation, subpoena or court order, you further agree to, prior to any disclosure, notify Humana of such potential disclosure and cooperate fully with Humana with regard to such proceedings prior to divulging the information requested, including cooperation with Humana’s counsel or counsel provided to you at Humana’s cost.  Humana agrees and acknowledges that disclosure of Confidential Information under such circumstances and with the express consent of Humana shall not constitute a breach of this Agreement.

No Disparagement: You agree not to do or say anything that would diminish or constrain Humana’s good will or good reputation or that of Humana’s employees, officers, directors, agents, products, or services.  You agree not to disparage or seek to injure Humana’s reputation or that of such other aforementioned individuals.  You agree to refrain from making negative statements regarding Humana’s methods of doing business, the quality, wisdom or effectiveness of Humana’s business policies or practices, or the quality of Humana’s products, services, or directors, officers or other personnel.

Cooperation in Defense of Future Actions and in Furtherance of Business Matters: You agree that, if requested by Humana, you will fully cooperate in the event that your assistance or testimony is needed in any litigation, threatened litigation, or dispute arising from events and circumstances which occurred during your employment with Humana.  You also agree that, if requested by Humana, you will fully cooperate and provide assistance to Humana in any matter of which you have or have had knowledge that Humana may consider to be helpful to it in the furtherance of its business matters.

No Admission of Liability: It is understood that nothing in this Agreement constitutes any kind of admission of wrongdoing by any party or acknowledgment that Humana has any liability or obligation to you, other than to fulfill the obligations or Agreements contained herein upon proper execution of this Agreement.

Entire Agreement: This Agreement, the Stock Agreements and the Confidentiality Agreement reflect the entire understanding between Humana and you, and no statements, promises or inducements, whether written or oral, made by either party that are not contained in this Agreement, the Stock Agreements or the Confidentiality Agreement shall be valid or binding upon the parties to this Agreement.

Severability: In the event any portion of this Agreement is held to be unenforceable, the remainder of this Agreement shall remain in full force and effect and shall be enforced in harmony with the purpose of the Agreement.

Acknowledgments:  You and Humana hereby acknowledge and agree:

(a)
that you were provided a period of at least twenty-one (21) days to review and consider this Agreement, that you voluntarily waive the remaining balance of this time period if you sign this Agreement before the end of the twenty-one (21) day time period, and that you have been advised in writing to consult with an attorney prior to executing this Agreement;

(b)
that you have seven (7) days immediately following your execution of this Agreement to revoke this Agreement by written notification to Humana by the procedures described in Section A(3) of this Agreement and that this Agreement shall not become effective or enforceable before the end of the seven (7) day revocation period;

(c)	the Consideration is in addition to anything of value to which you are entitled from Humana.

(d)	that you understand each of the terms of this Agreement and the effect of executing this Agreement by your signature; and

(e)
that you are executing this Agreement as your own free act and deed, without any coercion or duress, and that you agree to each of the terms and provisions of this Agreement, and that you hereby release any and all of the rights and claims as set forth above in exchange for the Consideration referred to above, which you acknowledge and agree is not Consideration to which you are otherwise entitled without signing this Agreement.

IN WITNESS WHEREOF, as their free and voluntary act, the parties have executed this Agreement as of the date indicated.

HUMANA

BY: /s/ Joan O. Lenahan                                                                                 /s/ Venkata Rajamannar Madabhushi
Humana Representative Signature                                                               Venkata Rajamannar Madabhushi

Joan O. Lenahan                                                                                             February 29, 2012
Humana Representative Name (please print)                                                                                Date

Vice President & Corporate Secretary
Title

February 29, 2012
Date